Exhibit 10.3

CURTISS-WRIGHT CORPORATION

2024 OMNIBUS INCENTIVE PLAN

CASH-BASED PERFORMANCE UNIT GRANT AGREEMENT

This document outlines important terms and conditions for the Cash-Based Performance Unit component of your Long-Term Incentive Plan grant. By accepting this grant you acknowledge and agree to its terms and conditions, so please ensure you have read and understood these terms completely. Any questions concerning your grant can be addressed to your immediate manager or Corporate Compensation.

Individual Grant Information
NAME:
GRANT AMOUNT:
GRANT TYPE:
GRANT DATE:

This Agreement, conditionally effective (see Section II.l, below) as of the Grant Date, by and between Curtiss-Wright Corporation (the "Corporation") and the Employee.

WHEREAS, Employee is now employed by the Corporation or one of its subsidiaries; and

WHEREAS, in recognition of Employee's potential as a person who can affect the longer term value of the Corporation to its shareholders, the Corporation desires to provide an opportunity for Employee to share in the long term success of the Corporation, pursuant to the provisions of the Curtiss-Wright Corporation 2024 Omnibus Long-Term Incentive Plan (the "Plan");

The Corporation hereby grants to Employee the above Grant Amount of Cash-Based Performance Units, subject to the terms, restrictions, and other conditions of this Agreement and the Plan.

NOW, THEREFORE, in consideration of the terms and conditions set forth in this Agreement and pursuant to the provisions of the Plan, the parties hereto hereby agree as follows:

I: DEFINITION AND EXPLANATION

a. Definition - Performance Units are denominated in dollars (or local currency as appropriate) and payable in cash at the end of the Performance Period, the three fiscal years beginning January 1 the year of the Grant Date and ending December 31 of the third year, contingent upon the extent to which certain previously established performance objectives are achieved over the Performance Period. The Performance Units will be valued for payment purposes (the "Payment Value") based on the extent to which the below Performance Objectives are achieved by the Corporation as a whole.

b. Performance Objectives - The Performance Objectives that have been set for the Performance Period related to this Grant of Performance Units are based on the Corporation’s Adjusted Diluted Earnings per Share (“Adjusted EPS”) and annual Total Sales Growth Rate (“Growth”).

Adjusted EPS is calculated as: Adjusted Net Earnings
WASO + CDS

I.Adjusted Net Earnings will equal net earnings less purchase accounting costs as well as extraordinary items (as agreed to by the Executive Compensation Committee)
II.WASO or Weighted Average Stock Outstanding (13-point average)
III.CDS or Conversion of Dilutive Securities shall mean all other outstanding warrants and options

Adjusted EPS will be valued at the end of the Performance Period and measured against a compound growth rate determined by the Executive Compensation Committee.

Growth is calculated by computing the compound annual growth rate in total sales (including sales achieved by companies acquired during the performance period) for the Performance Period.

Please review the Performance Unit Scales, included at the end of this document, for the full payout matrix.

c. Payment Value - As soon as practical after the close of the Performance Period, the Payment Value shall be determined for the Performance Units delivered to the Employee pursuant to this agreement.

d. Time and Manner of Payment - Notwithstanding any other provision herein or in the Plan, this Performance Unit Grant shall be converted to its Payment Value, and payment in full shall be made as soon as practical following the end of the Performance Period, and in no event later than 2 ½ months after the close of the calendar year with which or in which the Performance Period ends. The payment shall be subject to applicable and appropriate withholding taxes.

e. Payment Under a Change in Control - Payment shall immediately be paid hereunder upon (a) the occurrence of a Change in Control as defined by the Plan Document or (b) by the current Change in Control Agreement, if applicable. In the event of a Change in Control, payment is determined consistent with the Plan Document or the current Change in Control Agreement, if applicable.

f. Accounts - Until such time as payment shall be made to Employee, the Corporation shall create an account on its books to reflect the number of Performance Units credited to Employee hereunder; provided, however, that neither Employee nor any person claiming on behalf of the employee shall under any circumstances acquire any interest or right in any assets of the Corporation or any of its subsidiaries. Nothing contained in this Agreement and no action taken pursuant hereto shall create or be construed to create a fiduciary relationship between the Corporation or any of its subsidiaries and Employee or any other person. To the extent that any person acquires a right to receive payment from the Corporation or any of its subsidiaries hereunder, such right shall be no greater than the right of any unsecured general creditor of the Corporation or any of its subsidiaries.

g. Termination or Resignation - If, before the completion of the Performance Period, Employee's employment is terminated for any reason other than those defined in sections I.g through I.k below, all rights to and interest in these Performance Units shall be forfeited.

h. Divestiture - A Divestiture is defined as both 1) the sale of the business unit, product line, or wholly owned subsidiary company to which Employee belongs and 2) Employee is no longer employed by Curtiss-Wright as a result of the transaction. Provided the Divestiture occurs during the Performance Period on or after September 30th of the grant year, payment will be made as soon as practicable following the Divestiture using the target of the grant on a pro-rata or non-pro-rata basis dependent upon the retirement provisions outlined in Sections I.i or I.j below. Employees who do not meet the retirement provisions outlined in Sections I.i or I.j below will be paid the target value of the award on a pro-rata basis. If the Divestiture occurs before September 30th of the grant year, these Performance Units shall be forfeited. If the Divestiture occurs after the Performance Period, payment will be processed consistent with active employees using the actual achieved performance attainment.

i. Death or Disability - In the event of Employee’s death or disability during the Performance Period, payment will be made as soon as practicable following termination using the target of the grant on a pro-rata or non-pro-rata basis dependent upon the retirement provisions outlined in Sections I.i or I.j below. Employees who do not meet the retirement provisions outlined in Sections I.i or I.j below will be paid the target value of the award on a pro-rata basis. If the Employee completed the Performance Period, payment will be processed consistent with active employees using the actual achieved performance attainment. In the case of Employee’s death, the final award is payable consistent with Section II.d below.

j. Retirement at Early Retirement Date - If Employee has attained his or her Early Retirement Date (the date the Employee has reached both age fifty-five (55) and the completion of at least three (3) years of service with Curtiss-Wright or any of its affiliates excluding any service with a legacy company prior to acquisition by Curtiss-Wright), has remained actively employed by the Company until September 30th in the year of the grant, and retires prior to his or her 62nd birthday, Employee’s interest in these Performance Units shall continue until the Payment Value of his or her Performance Units shall have been determined, following which the Payment Value of his or her Performance Units, if any, reduced pro rata to reflect the amount of time during the Performance Period that he or she shall not have been an employee, shall be paid to Employee, in accordance with Section II.d, hereof. If Employee fails to remain actively employed until September 30th in the year of the grant, Employee shall forfeit Performance Units.

k. Retirement at Normal or Full Retirement - If Employee retires on or after his or her Normal Retirement Date (the date the Employee has reached both age sixty-two (62) and the completion of at least three (3) years of service with Curtiss-Wright or any of its affiliates excluding any service with a legacy company prior to acquisition by Curtiss-Wright), and has been actively employed by the Company until at least September 30th in the year of the grant, Employee’s interest in the Performance Units shall continue, without reduction for any period in which he or she shall not have been an employee, until the Payment Value of Employee’s Performance Units shall have been determined, following which the Payment Value of Employee’s Performance Units, if any, shall be paid to Employee, or following employees' death, in accordance with Section II.d, hereof. If Employee fails to remain actively employed until September 30th in the year of the grant, Employee shall forfeit Performance Units.

l. Termination for Cause - If Employee is terminated for Cause all grants provided for under this agreement, to the extent not already paid, shall be immediately forfeited.

m. Disputes Regarding Nature of Resignation or Termination - Solely for the purpose of determining whether an event of forfeiture shall have occurred, an Employee shall not be deemed to have voluntarily resigned or otherwise voluntarily terminated his or her employment if the resignation or termination is for good reason.

For purposes of this Agreement, “good reason” means an Employee’s termination of employment within the two (2) years following the initial existence of one or more of the following conditions arising without the Employee’s consent:
(a) a material diminution in the Employee’s base salary;
(b) a material diminution in the Employee’s authority, duties, or responsibilities;

(c) any other action or inaction that constitutes a material breach by the Corporation of any employment agreement between the Employee and the Corporation.

For purposes of this Agreement, a termination of employment is for "Cause" if the Employee
(a) has been convicted of a felony; or
(b) intentionally engaged in illegal conduct, fraud or, willful misconduct that is demonstrably and materially injurious to the Corporation or a subsidiary; or
(c) intentionally and substantially failed to perform his or her reasonably assigned duties with the Corporation or a subsidiary.

In the event that a dispute shall arise as to whether a termination was for cause, or over whether a voluntary retirement, resignation or other voluntary termination of employment is the direct and proximate result of a substantial adverse change in the terms or conditions of employment, that dispute shall be settled and finally determined by arbitration in the City of New York under the then existing rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

n. Right to Benefits - The sole interest of Employee under this Agreement with respect to the grant of Performance Units shall be to receive the Performance Unit payout values as provided herein, if and when the same shall become due and payable in accordance with the terms hereof, and neither any Employee nor anyone claiming through Employee shall have any right, title or interest in or to any of the specific assets of the Corporation or a subsidiary. Said grant hereunder shall be paid solely from the general assets of the Corporation, and no separate fund or other segregated assets shall be maintained to provide any benefits hereunder. In no manner shall any assets of the Corporation or a subsidiary be deemed or construed through any provisions of this Agreement to be held in trust for the benefit of Employee or to be collateral security for the performance of the obligations imposed by this Agreement on the Corporation. The rights of Employee and anyone claiming through Employee shall be solely those of a general unsecured creditor of the Corporation, as determined under applicable law.

o. Offset to Benefits - Any other provision of the Agreement to the contrary notwithstanding, the Corporation may reduce any amounts to be paid to Employee under this Agreement by any amounts, which Employee may owe to the Corporation or a subsidiary.

p. Adjustments - Any other provision of this Agreement to the contrary notwithstanding, the Executive Compensation Committee of the Board of Directors of the Corporation reserves the right in its sole discretion to make any adjustment in the calculation, or in the amount of any payment resulting from the calculation, that it deems necessary or appropriate because of unanticipated, unusual or extraordinary events or otherwise to avoid unintended results of long-term incentive awards and payments pursuant to those awards.

II. TERMS APPLICABLE TO PERFORMANCE UNITS

a. Duty of Loyalty - Employee acknowledges, understands and agrees that this grant may be forfeited if Employee, without the consent of the Corporation, either while employed by the Corporation or any of its subsidiaries or thereafter, including after retirement, becomes associated with, employed by, renders any services to, or owns any interest (other than an interest that the Secretary of the Corporation determines to be non-substantial) in, any business that at the time is in competition with the Corporation or any of its subsidiaries.

b. Employment and Other Rights - Nothing in this Agreement or in the Plan shall confer upon the Employee any right to continue in the employment or other service of the Corporation, any Parent, or any subsidiary, or shall interfere with or restrict in any way the rights of the Corporation, any Parent, or any subsidiary, which are hereby expressly reserved, to discharge the Employee at any time for any reasons whatsoever, with or without cause, nor does the Agreement create any rights in Employee, or any obligations on the part of the Corporation or a subsidiary, other than those set forth herein. The grants payable under this Agreement shall be independent of and in addition to, any other agreements that may exist from time to time concerning any other compensation or benefits payable by the Corporation or a subsidiary.

c. Receipt of Documents - Employee acknowledges receipt of this Agreement, the Plan Prospectus, and the Performance Matrix, containing supplemental information which is incorporated herein and made a part hereof.

d. Transfer, Assignment, and Designation of Beneficiaries - Employee's interest in the Performance Units granted hereunder may not be sold, pledged, assigned or transferred otherwise than, following Employee's death, pursuant to Employee's written designation of beneficiary or beneficiaries made in accordance with procedures established by the Corporation, or, in default of such designation, to Employee's estate or in accordance with the laws of descent and distribution.

e. Employee and Heirs, Executors, Administrators and Assigns Bound - Employee agrees to be bound by the terms and provisions of this Agreement and Employee further agrees that his or her beneficiaries, heirs, administrators, executors and assigns shall also be bound by the terms and provisions hereof.

f. Tax Withholding - Employee acknowledges that, in connection with the transactions accomplished or contemplated by this Agreement, the Corporation or any of its subsidiaries may be or become obligated to make certain withholdings from compensation due to Employee. Accordingly, Employee hereby agrees that he or she will cooperate in any reasonable arrangement designed to insure that the amounts required to be withheld will be available to the Corporation or any of its subsidiaries when required.

g. Consulting Services - Employee agrees that subsequent to the termination of his or her employment, and so long as payment has not been received for any outstanding, “active” Performance Units, Employee shall render to the Corporation or any of its subsidiaries such consulting and advisory services as the Corporation or any of its subsidiaries may from time to time reasonably request; provided, however, that Employee shall not be required to render any such services at a time or in a manner that would unduly interfere with his or her employment with a party other than the Corporation or one of its subsidiaries, nor to render any services that he or she is prevented from performing by reason of a disability (which need not necessarily be of a permanent nature). Employee shall not be required to travel (except for normal commutation) in connection with the performance of such services and shall be reimbursed for all reasonable out-of-pocket expenses incurred or paid by him or her in connection with the performance of such services, upon presentation and approval by the Corporation or any of its subsidiaries of expense vouchers or such other supporting information as it may from time to time reasonably request.

h. Corporate Rights - The existence of the Plan and this Agreement shall not affect the right or power of the Corporation to make adjustments, recapitalizations, reorganizations, or other changes to the Corporation’s capital structure or its business; issue bonds, debentures, common, preferred or prior preference stocks; dissolve or liquidate the Corporation, or sell or transfer any part of its assets or business; or any other corporate act, whether or a similar character or otherwise.

i. Amendment - The Corporation reserves the right to amend or terminate the Plan prior to its expiration on May 2, 2034, or to discontinue grants and awards thereunder, provided, however that no amendment, discontinuation, or termination shall be made that would impair the rights of any Employee under an award already granted.

j. Notices - Any notice (excluding the electronic Grant Acceptance process) hereunder to be given to the Corporation shall be in writing and shall be delivered in person to the Secretary of the Corporation, or shall be sent by registered mail, return receipt requested, to the Secretary of the Corporation at the Corporation’s executive offices, and any notice hereunder to be given to Employee shall be in writing and shall be delivered in person to Employee, or shall be sent by registered mail, return receipt requested, to Employee at his last address as shown in the employment records of the Corporation or any of its subsidiaries. Any notice duly mailed in accordance with the preceding sentence shall be deemed given on the date postmarked.

k. Governing Law - This Agreement is issued, and the Performance Units evidenced hereby are granted, in North Carolina, U.S.A., and this Agreement and said grants shall be governed and construed in accordance with the laws of the State of North Carolina without regard to its conflicts of laws principles to the extent such laws are not preempted by the laws of the United States of America.

l. Binding Agreement - This Agreement is not binding unless and until the Employee accepts the agreement and all the terms and conditions described. Grant acceptance can be completed using the Plan Administrator website.

m. Data Privacy - By accepting this Agreement, the Participant: (i) authorizes the Corporation and Subsidiary, and any agent of the Corporation and Subsidiary administering the Plan or providing Plan recordkeeping services, to disclose to the Corporation or any of its subsidiaries such information and data as the Corporation or any such subsidiary shall request in order to facilitate the grant, payment, and administration of the Plan; (ii) waives any data privacy rights he or she may have with respect to such information; and (iii) authorizes the Corporation and Subsidiary to store and transmit such information in electronic form.

n. Restatement of Financial Statements - If the amount of an Award to a Participant was based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria or if the Participant is one of the individuals subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002 and is found by the Committee to have committed an offense subject to forfeiture under such statute, the Participant shall reimburse the Corporation the amount of any payment in settlement of an Award that was based on the materially inaccurate financial statements or any other materially inaccurate performance metric criteria or as provided for in Section 304 of the Sarbanes-Oxley Act of 2002, as determined by the Committee.

IN WITNESS WHEREOF, the parties have caused this instrument to be executed the day and year first above written.

Vice President, General Counsel, and Corporate Secretary